                                                                  Exhibit 99.A2

                         THE PAINEWEBBER EQUITY TRUST,
                                 REIT SERIES 1


                         TRUST INDENTURE AND AGREEMENT


                            Dated as of May 27, 1998


                                 Incorporating


                     Standard Terms and Conditions of Trust
                            Dated as of May 1, 1998,


                                    Between

                           PAINEWEBBER INCORPORATED,
                                  as Depositor


                                      and


                            THE CHASE MANHATTAN BANK
                                   as Trustee

         THIS TRUST INDENTURE AND AGREEMENT dated as of May 27, 1998 between PaineWebber Incorporated, as Depositor and The Chase Manhattan Bank, as Trustee, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to a document entitled "Standard Terms and Conditions of Trust" dated as of May 1, 1998, among the parties hereto (hereinafter called the "Standard Terms"), such provisions as are set forth in full and such provisions as are incorporated by reference constituting a single instrument.

                         W I T N E S S E T H  T H A T :

         WHEREAS, the parties hereto have heretofore or concurrently herewith entered into the Standard Terms in order to facilitate creation of a series of securities issued under a unit investment trust pursuant to the provisions of the Investment Company Act of 1940 and the laws of the State of New York, each of which series will be composed of redeemable securities representing undivided interests in a trust fund composed of publicly traded common or preferred stocks issued by domestic companies, and, in certain cases, interest-bearing United States Treasury Obligations ("Treasury Obligations"); and

         WHEREAS, the parties now desire to create the First trust of the aforesaid series;

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

         Section 1. Incorporation of Standard Terms and Conditions of Trust. Subject to the provisions of Sections 2 of this Trust Indenture and Agreement set forth below, all of the provisions of the Standard Terms incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully to all intents and purposes as though said provisions had been set forth in full in this instrument. Unless otherwise stated, section references shall refer to sections in the Standard Terms.

         Section 2. Specific Terms of this Series. The following terms are hereby agreed to for this series of The PaineWebber Equity Trust, which series shall be known and designated as "The PaineWebber Equity Trust, REIT Series 1".

         A. The Securities deposited pursuant to Section 2.02(e) are listed in Schedule A annexed hereto.

         B. (1) The aggregate number of Units outstanding on the date hereof for this Series is 10,000.

            (2) The initial fractional undivided interest represented by each Unit of this series shall be 1/10,0000th of the Trust Fund. A receipt evidencing the ownership of this total number of Units outstanding on the date hereof is being delivered by the Trustee to the Depositor.

         B. The term "Capital Account Record Date" shall mean December 10, 1998 and annually thereafter and the term "Income Account Record Date" shall mean July 10, 1998 and monthly thereafter; provided, however, that with respect to a distribution required by Section 2.02(b), the Record Date shall be the last business day of the month during which the contract to purchase the Security fails.

         Record Date shall also include such date or dates determined by the Sponsor and the Trustee as necessary or desirable and in the best interest of the Unitholders for federal or state tax purposes, or for other purposes (hereinafter a "Special Record Date") which date may replace a regularly scheduled Record Date if such regularly scheduled Record Date is within 30 days of a Special Record Date.

         C. (1) The term "Capital Account Distribution Date" shall mean December 25, 1998, and annually thereafter. (2) The term "Income Account Distribution Date" shall mean July 25, 1998 and monthly thereafter, except that the Trustee may declare a Record Date of December 31 in any year for a Distribution Date of January 20 of the following year, if required for compliance with the rules and regulations governing regulated investment companies. With respect to a distribution required by Section 2.02(b), the Distribution Date shall be twenty days after the Record Date with respect thereto.

         In the event a Special Record Date is declared, Distribution Date shall also include such Date as is determined by the Sponsor and the Trustee to be the Distribution Date in respect of such Special Record Date.

         D. The Discretionary Liquidation Amount shall be fifty per centum (50%) of the aggregate value of the Securities originally deposited on the date hereof and subsequently deposited pursuant to any Supplemental Indenture pursuant to Section 2.02.

         E. The Mandatory Termination Date shall be June 30, 2001. Unless advised to the contrary by the Sponsor, the date on which the Trustee shall begin to sell equity Securities in accordance with Section 9.01 shall be June 10, 2001. The Trustee will honor redemptions tendered to the Trustee not later than the Valuation Time on June 9, 2001.

         F. The Trustee's annual compensation as referred to in Section 8.05 shall be $.01575 per Unit computed monthly based on the largest number of Units outstanding during the preceding month.

         G. The Sponsor's annual compensation pursuant to Section 7.02 shall be computed as $00.00 per Unit, based on the largest number of Units outstanding in a calendar year.

         H. The balance in the Capital Account below which no distribution need be made, as referred to in Section 3.04, is $0.75 per Unit Outstanding.

         I. The amount specified in Section 5.02 relating to "In Kind Distributions" shall be $500,000.

         J. The Trustee's address pursuant to Section 10.06 is: The Chase Manhattan Bank, 4 New York Plaza, New York, New York 10004, Attention: Unit Trust Division.

         K. Subsection (c) of Section 3.02 shall be amended to add the following paragraph at the conclusion thereof:

         The Sponsor may, in lieu of depositing additional Securities or contracts for the purchase of additional Securities, provide the Trustee a written agreement (the "Delivery Agreement"), which may be included in the Supplemental Indenture relating to such deposit, (i) to deliver "free" the additional Securities identified in the Delivery Agreement not later than the first Record Date for distributions from the Income Account and (ii) to maintain with the Trustee, as collateral security for such undertaking, an irrevocable letter of credit or cash, or combination thereof, in an amount not less than 120% of the value, as determined under Section 4.01 on each Business Day, of the then undelivered Securities identified in the Delivery Agreement. The Sponsor shall deliver to the Trustee the collateral security specified in the preceding sentence not later than the Valuation Time on the date of the Delivery Agreement and on any Business Day on which an increase in the security is required pursuant to such sentence. The undelivered Securities identified in the Delivery Agreement shall be treated as Contract Securities for purposes of the computation of the Trust Fund Evaluation. The Cash Component with respect to Securities delivered pursuant to the Delivery Agreement shall be computed as of the date the Securities are delivered to the Trustee. In the event the Sponsor shall fail to deliver Securities in accordance with the Delivery Agreement, the Trustee shall (i) credit the funds then held as collateral security to the Capital Account and (ii) distribute the same in the manner provided for Failed Contract Securities for which no Replacement Securities are to be purchased.

         L. Section 3.01 of the Standard Terms is amended to add the following sentence at the conclusion thereof:

"The Trustee shall credit to the Income Account any distribution on Securities which is not identified, at the time of receipt, as a return of principal, and shall administer such funds in accordance with the provisions for funds credited to the Income Account hereunder, regardless of whether the issuer of such Securities may subsequently characterize the distributed funds in such manner as would require them to be credited to the Capital Account, provided, however, that the Trustee shall file tax reports and returns for the Trust Fund reflecting distributions as characterized by the issuer of the Security."

         M. The text of Section 3.04 shall be deleted and the following text shall be inserted in its place:

         "Section 3.04. Certain Deductions and Distributions. Each month the Trustee shall satisfy itself as to the adequacy of the Reserve Account, making any further credits thereto as may appear appropriate in accordance with
Section 3.03 and shall then:

                  (a) deduct from the Income Account or, to the extent such funds are not available in such Account, from the Capital Account, and pay to itself individually the amounts that it is at the time entitled to receive pursuant to Sections 8.01 and 8.05 on account of its services theretofore performed and expenses, losses and liabilities theretofore incurred, if any;

                  (b) deduct from the Income Account or, to the extent funds are not available in such account, from the Capital Account, and pay to itself individually an amount equal to the portion of the advance for the Initial Costs specified in Section 10.02(b) for which it is then entitled to reimbursement pursuant to such section;

                  (c) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account, and pay to the Sponsor or successor Sponsor the amount that it is entitled to receive pursuant to Sections 7.02 and 8.01(f); and

                  (d) to the extent that the Trustee has been advised that costs incurred in keeping the registration of Units and the Trust on a current basis are permitted to be deducted at that time by the Securities and Exchange Commission, deduct from the Income Account, or to the extent funds are not available in such Account, from the Capital Account, an amount equal to the unpaid fees and expenses incurred in keeping the registration statement current as provided in
         Section 10.03.

         Any amounts that the Trustee has paid pursuant to (c) above in excess of the amount to which the Sponsor is entitled pursuant to Section 7.02, shall be returned to the Trust and distributed on the next Distribution Date to Unitholders of record on the preceding Record Date.

         On each Income Account Distribution Date with respect to Income Account Distributions ("Income Distributions"), and on each annual Distribution Date with respect to Capital Account Distributions ("Capital Distributions") or within a reasonable period of time thereafter, the Trustee shall distribute by check mailed to each Unitholder of record at the close of business on the preceding Record Date at his address appearing on such Record Date on the registration books of the Trustee or by such other means as may be mutually agreed upon by the Trustee and the Unitholder, such Unitholder's pro rata share of the balance of the Income and/or Capital Accounts, as the case may be, computed as of such Record Date in the manner set forth below, provided, however, that the Trustee, if so directed with respect to distributions from the Income Account and the Capital Account in a writing signed by the Sponsor on behalf of Unitholders electing the reinvestment plan offered in the Prospectus (the "Reinvestment Plan") and received by the Trustee at least ten days prior to the Record Date for the first distribution to which such notice is to apply, use such distributions to purchase Units from the Sponsor, which may be Units held by the Sponsor or additional Units created pursuant to the provisions of Section 2.02, for the accounts of such Unitholders under the terms and conditions set forth in the Prospectus. Only whole Units shall be purchased pursuant to this Section 3.04.

         The Trustee shall, as of each Income Account Record Date, compute and report to the Sponsor the per-Unit amount of the monthly income distribution to be made on the next following Distribution Date (the "Monthly Income Distribution") by (i) estimating the annual income of the Trust Fund for the ensuing twelve months (by reference to the most recent distributions made on Securities and any information received by the Trustee with respect to future dividends or other income), (ii) deducting therefrom the estimated costs and expenses to be incurred during the twelve-month period for which such income has been estimated and (iii) dividing the amount so obtained by the result by twelve (12) multiplied by the number of Units outstanding on such Record Date. However, unless the Trustee or the Sponsor determines that the Monthly Income Distribution should be reduced as provided hereafter, the amount of the Monthly Income Distribution shall be the amount computed by the Trustee on the most recent prior, or concurrently occurring, Quarterly Computation Date (such "Quarterly Computation Date" being the first Income Account Record Date and each Record Date occurring at three-month intervals thereafter). The Trustee shall adjust the amount of the Monthly Income Distribution computed on each Quarterly Computation Date to reconcile, over the ensuing three Monthly Income Distributions, any variance between net income and distributions made during the preceding three months. Notwithstanding the foregoing, the Trustee may reduce the amount of any Monthly Income Distribution in the event the Trustee or the Sponsor determines that such reduction is necessary to avoid, or to respond to, a significant discrepancy between estimated and actual net income.

         In the event the amount on deposit in the Income Account of the Trust Fund on a Distribution Date is not sufficient for the payment of the amount of income to be distributed on the basis of the above computation, the Trustee shall advance out of its own funds and cause to be deposited in and credited to the Income Account such amount as may be required to permit payment of the income distribution to be made on such Distribution Date and shall be entitled to be reimbursed out of the income subsequently received, without interest, on the first Income Account Record Date following the date of such advance on which such reimbursement may be made without reducing the cash balance of the Income Account to an amount less than that required for the next ensuing distribution. The Trustee shall be deemed to be the beneficial owner of the dividends or other income received by the Trust Fund to the extent of all amounts advanced by it pursuant to this paragraph, and such advances shall be considered a lien on the Trust Fund prior to the interest of Unitholders.

         The Unitholders distribution from the Capital Account shall be an amount substantially equal to the Unitholder's pro rata share of the cash balance of the Capital Account (but not including cash required to purchase Contract Securities or held for reinvestment in Replacement Securities purchased pursuant to Section 3.15) computed as of the close of business on the preceding Capital Account Record Date, provided, however, that the Trustee shall not be required to make a distribution from the Capital Account unless the cash balance on deposit therein available for distribution shall be sufficient to distribute at least that amount per Unit stated in the Trust Indenture.

         The amounts to be distributed to each Unitholder shall be that pro rata share of the cash balances of the Income and Capital Accounts of the Trust Fund, computed as provided above, as shall be represented by the Units owned by such Unitholder as evidenced by the record books of the Trustee as of the applicable Record Date. In computing the distribution to be made to any Unitholder, fractions of one cent shall be omitted.

         In the event a Unitholder of a particular series of any Trust fund is also a Unitholder of one or more other series of a trust for which the Trustee is the trustee and for which the Sponsor is the sole depositor, and such Unitholder has not elected to participate in the Reinvestment Plan, then the Trustee shall consolidate in one check the distribution required to be made to a Unitholder hereunder with all other distributions required to be made on such Distribution Date to such Unitholder pursuant to the indenture governing such other series; provided that an appropriate statement of distribution be furnished therewith as required by the applicable Trust Indenture."

         N. The following sentence shall be added at the conclusion of the first paragraph of Section 4.01:

         "Notwithstanding any contrary provision of this paragraph, the Trustee shall, unless the Sponsor shall otherwise direct, evaluate any Restricted Security which is the subject of a registration rights agreement or other similar agreement at the last reported sales price of the comparable security of the same issuer listed on a national securities exchange (and if such comparable security is listed on more than one exchange, at the last reported sales price on the exchange where such security is principally traded.) In the event that there is no comparable security listed on a national securities exchange for such Restricted Security, the Trustee shall designate an appraisal service as provided for in this Indenture, which appraisal service shall consider the factors provided in this Section 4.01 for the purpose of valuing such Restricted Security."

         IN WITNESS WHEREOF, PaineWebber Incorporated has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries, and The Chase Manhattan Bank has caused this Trust Indenture to be executed by one of its Vice Presidents and its corporate seal to be hereto affixed and attested by one of its Assistant Secretaries or Assistant Treasurers, all as of the date first above written.

                                            PAINEWEBBER INCORPORATED
                                              as Depositor and Sponsor



SEAL                                        By
                                              -------------------------------
                                              Senior Vice President



Attest:

May 26, 1998


--------------------------
         Secretary

STATE OF NEW YORK                   )
                                    :ss.:
COUNTY OF NEW YORK                  )


                  On this 27th day of May, 1998 before me personally appeared Robert E. Holley, to me known, who being by me duly sworn, said that he is a Senior Vice President of PaineWebber Incorporated, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                                       -----------------------------------
                                             Notary Public

                                            THE CHASE MANHATTAN BANK



                                            By:
                                               --------------------------------
                                            Title:
                                                  -----------------------------

SEAL

Attest:



-----------------------------
Title:

STATE OF NEW YORK                   )
                                    :ss.:
COUNTY OF NEW YORK                  )


         On this 27th day of May, 1998 before me personally appeared , to me known, who being by me duly sworn, said that he/she is a of The Chase Manhattan Bank, one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like authority.



                                       -----------------------------------
                                                  Notary Public

                                 SCHEDULE A

                           SCHEDULE OF INVESTMENTS
                 AS OF INITIAL DATE OF DEPOSIT, MAY 27, 1998

COMMON STOCKS (1)

                                               NUMBER OF   COST OF SECURITIES
NAME OF ISSUER                                   SHARES       TO TRUST(2)
--------------                                -----------  ------------------
Alexandria Real Estate Equities, Inc. (9.1%)      442         $ 13,646.75
Camden Property Trust (3.0%) ................     152            4,493.50
Chateau Communities, Inc. (2.0%) ............     104            2,990.00
Colonial Properties Trust (3.1%) ............     153            4,647.38
Cornerstone Realty Income Trust, Inc. (7.5%)      978           11,247.00
EastGroup Properties, Inc. (2.0%) ...........     155            2,993.44
FelCor Suite Hotels, Inc. (3.2%) ............     141            4,802.81
Gables Residential Trust (1.5%) .............      83            2,246.19
Home Properties of New York, Inc. (7.2%)  ...     409           10,812.94
Kimco Realty Corporation (7.6%) .............     299           11,399.38
Liberty Property Trust (2.5%) ...............     144            3,762.00
The Macerich Company (12.5%) ................     698           18,758.75
Mack-Cali Realty Corporation (9.0%)  ........     369           13,514.63
Post Properties, Inc. (3.7%) ................     137            5,531.38
PS Business Parks, Inc. (6.2%) ..............     384            9,312.00
Realty Income Corporation (1.2%) ............      69            1,794.00
Shurgard Storage Centers, Inc. (2.0%)  ......     106            2,981.25
Simon DeBartolo Group, Inc. 12.7%) ..........     581           19,060.09
Storage USA, Inc. (2.0%) ....................      82            3,008.38
Sun Communities, Inc. (2.0%).................      90            2,998.13
                                                          ------------------
  TOTAL INVESTMENTS..........................                 $150,000.00
                                                          ==================

------------
(1)     All Securities are represented entirely by contracts to purchase
        Securities.
(2) Valuation of the Securities by the Trustee was made as described in "Valuation" as of the close of business on the business day prior to the Initial Date of Deposit.
(3) The loss to the Sponsor on the date of Initial Date of Deposit is $10.00.